COMPANY CONTACT:         FOR IMMEDIATE RELEASE
Jeff Magids
Vice President of Finance & Investor Relations
(281) 874-2700, (888) 991-SBOW

SilverBow Resources Announces Appointment of Ellen R. DeSanctis to the Board of Directors; David Geenberg Stepping Down

Houston, TX – November 27, 2023 – SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or “the Company”) announced today that David Geenberg has stepped down from the Company’s Board of Directors (“the Board”) effective November 27, 2023. Mr. Geenberg, one of two directors nominated by Strategic Value Partners, LLC (“SVP”), has stepped down as a natural progression of SVP’s sell down of its equity position in the Company. Under the current terms of the Director Nomination Agreement between SVP and the Company, SVP maintains the right to continue to designate one director nominee, subject to conditions on share ownership, which includes the right to remove and replace its remaining director nominee at any time.
Marcus C. Rowland, Independent Chairman of the Board, commented, “It has been a pleasure working with David over the past seven years. On behalf of the entire Board and management team, I would like to thank him for his dedication and valuable contributions to SilverBow. David’s business acumen and insights have been extremely valuable to the Company, and we wish him the very best in his future endeavors.”
The Company also announced today that Ellen R. DeSanctis has been appointed to the Board also effective November 27, 2023. Ms. DeSanctis joins the Board as independent director following a comprehensive search process prior to Mr. Geenberg stepping down, conducted with the assistance of a nationally recognized search firm, to complement the Board’s existing credentials and qualifications.
Mr. Rowland remarked, “I am very pleased to welcome Ellen to our Board of Directors. She brings immense knowledge to SilverBow as an experienced leader in the oil and gas industry. We look forward to drawing on her extensive expertise in strategic development and planning and corporate communications.”
Ms. DeSanctis has over 40 years of industry experience, most recently serving as Senior Vice President of Corporate Relations for ConocoPhillips, where she worked from 2012 until her retirement in 2022. She previously held various positions relating to corporate communications and strategic development and planning for a number of upstream energy companies, including Petrohawk Energy Corporation, Rosetta Resources, Burlington Resources and Vastar Resources. Ms. DeSanctis currently serves on the board of directors of Plains All American Pipeline and as a member of its Audit Committee and Health, Safety, Environmental and Sustainability Committee. She also serves as a member of the board of directors of St. Agnes Academy in Houston and served as past chair of the Girl Scouts of San Jacinto Council. Ms. DeSanctis has a BA in Geological and Geophysical Sciences from Princeton University and an MBA from UCLA.
With the appointment of Ms. DeSanctis, the Board remains comprised of nine directors, eight of whom are external and independent.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale and Austin Chalk in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on the Company’s website is not part of this release.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, risks and uncertainties discussed in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in its Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements.
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